Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Horace Mann Educators Corporation:

We consent to the incorporation by reference in the registration statements (No. 33-47066, No. 33-45152, No. 333-16473, No. 333-74686, No. 333-98917, No. 333-171384, and No. 333-185231) on Form S-8, the registration statement (No. 333-223628) on Form S-4 and the registration statement (No. 333-223627) on Form S-3, of Horace Mann Educators Corporation of our reports dated February 28, 2020, with respect to the consolidated balance sheets of Horace Mann Educators Corporation and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedules I to IV and VI, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Horace Mann Educators Corporation. Our report on the consolidated financial statements refers to a change in the method of accounting for the change in fair value of equity investments effective January 1, 2018 due to the adoption of ASU No. 2016-01, Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.

/s/ KPMG LLP
KPMG LLP

Chicago, Illinois
February 28, 2020